EXHIBIT 23.4

CONSENT

We hereby consent to the use of our name in this registration statement on Form S-3 of Edesa Biotech, Inc. and in the related prospectus, under the caption “Legal Matters.” In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ STUBBS ALDERTON & MARKILES, LLP

August 30, 2019